SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Goodrich Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Goodrich Corporation
Annual Meeting of Shareholders
Tuesday, April 19, 2005

April 8, 2005

To Participants in the Goodrich Corporation
Employee Stock Purchase Plan:

Due to an administrative error, you may have recently received two proxy cards for the Goodrich shares in your Fidelity Investments account that were acquired under the Goodrich Corporation Employee Stock Purchase Plan (“ESPP).

The proxy card that was mailed to you by The Bank of New York, bearing set number 3006 and a control number within the range of 550205488 to 550236608, is incorrect and should be discarded. These numbers are located above the signature line on the proxy card.

The proxy card that was mailed to you by National Financial Services (Fidelity’s brokerage firm) reflects the correct number of ESPP shares you are entitled to vote. We ask that you promptly vote these shares via the Internet or telephone or by completing and returning the proxy card. If you have shares in another Fidelity account, these shares will be reflected in one card from National Financial Services.

If you have already voted the incorrect proxy card, you do not need to take any action to invalidate it as that vote will not be counted by our system.

We apologize for any inconvenience this error may have caused.

If you have further questions regarding this matter, you may contact us at (866) 557- 8700 or (800) 600-8764.

Sincerely,

The Bank Of New York